SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2005

IntraBiotics Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-29993 (Commission File Number)	94-3200380 (IRS Employer Identification No.)

2483 East Bayshore Road, Suite 100
Palo Alto, California 94303
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 526-6800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 1, 2005, IntraBiotics Pharmaceuticals, Inc. (the “Company”) and Kathleen Stafford, the Company’s Principal Financial Officer, entered into a consulting agreement (the “Consulting Agreement”), which replaced her previous agreement with the Company. Pursuant to the terms of the Consulting Agreement, Ms. Stafford received a fee of $10,000 per month. On March 9, 2005, the Company and Ms. Stafford amended the Consulting Agreement to provide Ms. Stafford with compensation at the rate of $150 per hour, not to exceed $10,000 per month, effective from February 1, 2005.

The Consulting Agreement, as amended, was filed as Exhibit 10.34 to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2005

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective at the end of business on March 10, 2005, Kathleen A. Stafford resigned as Principal Financial Officer of IntraBiotics Pharmaceuticals, Inc. (the “Company”).

(c) Effective March 10, 2005 and upon the resignation of Kathleen A. Stafford described above, the Board of Directors approved the appointment of Gregory W. Schafer to the position of Chief Financial Officer of the Company.

Gregory W. Schafer, age 40, has served, and is currently serving, as a financial consultant to the Company since January 2004. From September 2004 to present, Mr. Schafer has served as a financial consultant in the biotechnology industry. From May 1999 to August 2004, Mr. Schafer served as Vice President and Chief Financial Officer of Cerus Corporation, a public biotechnology company, and from May 1997 to May 1999 Mr. Schafer served as Director of Finance of Cerus. Prior to joining Cerus, Mr. Schafer worked as a management consultant for Deloitte & Touche LLP. Mr. Schafer holds a MBA from the Anderson Graduate School of Management at UCLA and a BSE in Mechanical Engineering from the University of Pennsylvania.

Mr. Schafer is not related to any other director or executive officer of the Company. Since January 2005 the Company has engaged Mr. Schafer as a financial consultant pursuant to a consultant agreement wherein Mr. Schafer is compensated $180 per hour.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTRABIOTICS PHARMACEUTICALS, INC.
Date: March 11, 2005	/s/ Gregory W. Schafer
Gregory W. Schafer
Chief Financial Officer